Exhibit 10.1

November 28, 2005

Rob Seim

Dear Rob:

Welcome to Omnicell!  We are pleased to offer you the Executive Vice President and Chief Financial Officer position reporting to Randy Lipps.  Your monthly salary will be $18,333.34, less payroll deductions and all required withholdings, which is an annual equivalent of $220,000.00.  Omnicell will recommend, for approval by, our Board of Directors, an award to you of options to purchase up to 190,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant.  Upon approval, those shares will become exercisable over a 48 month period.  The options will be subject to the terms and conditions of Omnicell’s stock option plan and your grant agreement.

As Chief Financial Officer, you are also covered by the attached Change of Control document.

If your employment is terminated without cause you will receive severance pay equivalent to six (6)months’ salary at your base rate of pay in effect immediately prior to termination; provided you agree to execute Omnicell’s standard waiver and release agreement.  “Cause” is defined as (1) conviction of any felony; (2) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company (or its subsidiaries or affiliates); or (3) participation in any act materially contrary to the Company’s best interests.

In addition, you will be eligible to participate in the Omnicell Quarterly Executive Bonus Plan wherein you may receive a bonus in the amount of up to 35%  – 45% of your base salary pending Board approval and paid out [quarterly] pursuant to the Omnicell Quarterly Executive Bonus Plan; provided, among other things, the company’s and your personal objectives are met.  Please note that participation in the Executive Bonus Plan is at the discretion of Omnicell’s management and that they reserve the right to make changes to such bonus plan at any time.

Your start date of employment will be mutually determined upon acceptance of this offer.

Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without liability, and is acknowledged by you upon signing this offer letter.  In addition, Omnicell may change your position, duties, compensation, benefits and work location from time to time at its discretion.  This offer is contingent upon successful completion of background and reference checks.

We have competitive medical, dental and vision plans as well as term life, long and short term disability insurance policies, 401(k) plan, and an Employee Stock Purchase Plan (ESPP).  Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review.  Omnicell may, however, change compensation and benefits from time to time at its discretion

As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States.  To complete the federally-required verification form (I-9), we ask that you submit copies of this documentation with your new hire materials during your first week of employment.  Documents may include a US Passport, birth certificate, Social Security Card, driver’s license or Alien Registration Receipt Card.

As an Omnicell employee, you will be expected to abide by company policies and procedures, and acknowledge in writing that you have read and will comply with the company’s Employee Handbook.  As a condition of employment, you must read, sign and comply with the attached Proprietary Information Agreement which prohibits unauthorized use or disclosure of Company proprietary information.   In addition as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their business, including the requirement that you submit to drug-testing in certain instances.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements as a condition of your employment with Omnicell.

If you have any questions, please give me a call at (650) 251-6216.  Please note the above offer is good for five (5) days from the date of issue.

On behalf of Randy Lipps, I am pleased to confirm your offer to join Omnicell.   We are looking forward to having you on our team!

Again, we welcome you to Omnicell as we begin this exciting stage of our company’s development and look forward to working with you.  We believe you will make a significant contribution to the company and the opportunities available to you will be wide open as Omnicell grows to its potential.

Sincerely,

Grace Griffin

Vice President, Human Resources

To indicate your acceptance of the company’s offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential fax at (650) 251-6277 along with your completed and signed W-4 form.  A duplicate is enclosed for your records. This letter, along with the Proprietary Information Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Omnicell, set forth the terms of your employment with Omnicell and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you.  The above offer is good for five (5) days from the date of issue.

Candidate Signature	Date

Anticipated Start Date

To Rob Seim

Upon your acceptance of employment as Chief Financial Officer with Omnicell, Inc. (the “Company”), and subject to Board of Director approval, you shall also be granted the following benefit:  in the event of an Acquisition of the Company (as defined below), and provided one of the following events occurs: (i) you are terminated without Cause (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location outside of the San Mateo, Santa Clara, or San Francisco counties; or (iii) there is a material reduction in your responsibilities and duties without Cause; then (a) you shall receive severance pay equivalent to twelve (12)months’ salary at your base rate of pay in effect immediately prior to the occurrence of the triggering events described above (and further provided that you agree to execute Omnicell’s standard waiver and release agreement); and (b) the unvested portion of each of your stock options granted to you under the Company’s 1999 Equity Incentive Plan, the 2003 Equity Incentive Plan, the 2004 Equity Incentive Plan, (collectively, the “Plans”) shall accelerate and immediately become fully-vested and exercisable.

An “Acquisition”, as used herein shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred , or any transaction in which any person, together with its affiliates, accumulates fifty percent or more of the Company’s voting power.

As used herein, “Cause” shall mean:  (i) conviction of any felony; (ii) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof; or (iii) participation in any act materially contrary to the Company’s best interest.

Acceleration may be limited in certain circumstances, in particular, if any such acceleration the (“Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this amendment, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such Benefit will be reduced to the extent necessary so that no portion of the Benefit would be subject to the excise tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the excise tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the excise tax would not apply.  If, not withstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the excise tax as a result of the Benefit, then you will be obligated to return to the Company, within thirty (30) days of such determination by the IRS, a portion of the Benefit sufficient such that none of the benefit retained by you constitutes a “parachute payment” within the meaning of Code Section 280G that is subject to the excise tax.

The Company is please to provide this benefit to you in recognition of your continuing dedication to the success of the Company.  Should you have any questions regarding this matter, please contact the undersigned at 650-251-6120.

Omnicell, Inc.

Randall A. Lipps

Chairman, President and CEO